UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2004

XETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma	74012

(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code:          918-664-8200

(Former name or address, if changed since last report.)

Item 5.  Other Events and Regulation FD Disclosure.

XETA Technologies, Inc. has reached a non-binding agreement in principle to acquire Bluejack Systems LLC, a privately held Seattle-based supplier of converged communications systems.  Subject to satisfactory completion of due diligence and execution of a definitive agreement, the transaction is targeted to close on or about August 2, 2004.

Bluejack Systems is a Nortel Networks Premium Partner, providing a full range of voice, data and cable network products and services to small and medium-sized businesses in the Puget Sound region.  The company, founded in 2001 as a service and structured cable company, employs approximately 20 full time employees all located in Seattle, and serves a customer base of approximately 400 customers.

The agreement in principle calls for a purchase price based upon balance sheet audit, of approximately $600,000 plus an earn-out based on profit contributions for a five-year period.  According to information provided by Bluejack Systems, which is subject to confirmation by XETA during the due diligence process prior to closing, Bluejack Systems’ total revenues in 2003 were approximately $1.9 million consisting of approximately $0.5 million in system sales and $1.4 million in service revenues, and revenues for the first six months of 2004 were in excess of $1.8 million.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA TECHNOLOGIES, INC.
(Registrant)

Dated: July 7, 2004	By:	/s/ ROBERT B. WAGNER

Robert B. Wagner Chief Financial Officer

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